Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

CVC CREDIT PARTNERS U.S. LENDING I, L.P.,

COLLER INTERNATIONAL PARTNERS VII, L.P., COLLER INTERNATIONAL

PARTNERS VII PARALLEL FUND, L.P., AND COLLER INTERNATIONAL

PARTNERS VII LUXEMBOURG, SLP (solely with respect to Section 6.7 hereto),

NEW NP, LLC,

AND

RESOURCE CAPITAL CORP. (solely with respect to Section 6.8 hereto)

Dated as of August 1, 2016

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-ii-

Exhibits

Exhibit A	Company Loans
Exhibit B	Transferring Loans
Exhibit C	Disclosure Schedules
Exhibit D	Form of Master Participation and Assignment Agreement
Exhibit E	Form of Credit Agreement Amendment

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2016, by and among CVC Credit Partners U.S. Lending I, L.P., a Delaware limited partnership (“Purchaser”), Coller International Partners VII, L.P., a Guernsey limited partnership, Coller International Partners VII Parallel Fund, L.P., a Guernsey limited partnership and Coller International Partners VII Luxembourg, SLP, a Luxembourg limited partnership (collectively, “Purchaser Parents”) (solely with respect to Section 6.7 hereof), NEW NP, LLC, a Delaware limited liability company (“Seller”) and Resource Capital Corp., a Maryland corporation (“Seller Parent”) (solely with respect to Section 6.8 hereof). Certain capitalized terms used in this Agreement are defined in Section 10.1 of this Agreement.

RECITALS

WHEREAS, Seller owns 100% of the membership interests (“Membership Interests”) of Northport TRS, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in the Membership Interests (the “Purchased Membership Interests”), in each case, in exchange for cash consideration as set forth herein (the transactions described in this paragraph, the “Transactions”); and

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

THE TRANSACTIONS

1.1 Purchase and Sale of Purchased Membership Interests.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear of any and all Liens (other than Permitted Liens), the Purchased Membership Interests in exchange for the Purchase Price, subject to any other rights or obligations set forth in this Agreement.

(b) Prior to the Closing, Seller shall deliver to Purchaser an executed certificate setting forth a good faith estimate of Seller as of the Closing Date in reasonable detail: (i) the Repaid Principal Amount for each Company Loan; (ii) the Accrued Interest Amount for each Company Loan; (iii) the Accrued Fee Amount for each Company Loan; (iv) Accrued Payables; (v) the Purchase Price calculated based on each of the foregoing estimates and the other definitions herein (the “Estimated Purchase Price”); (vi) the Intercompany Note Repayment Amount; (vii) the Transferred Loan Debt Repayment; (viii) the Outstanding Debt Amount; and (ix) the Closing Payment calculated based on each of the foregoing estimates and the other definitions herein (the “Estimated Closing Payment”).

1.2 Closing and Closing Deliveries.

(a) Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall be by the electronic exchange of documents or shall take place at the offices of Covington & Burling LLP, 620 8th Avenue, New York, New York 10018 on August 4, 2016 or on such other date as the Parties shall mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i) an executed resolution of the existing managing board of the Company approving the agreed version of the amended and restated limited liability company operating agreement of the Company effective as of the Closing Date and evidencing the admission of Purchaser as the sole member of the Company;

(ii) written resignation and release letters, effective as of the Closing Date, of each of the officers and directors of the Company requested by Purchaser, effectuating his or her resignation from such position as a member of the Board of Managers or as officer;

(iii) a good standing certificate for the Company issued by the Secretary of State of the State of Delaware, dated as of a date not earlier than two Business Days prior to the Closing;

(iv) a Form W-9, duly executed by Seller;

(v) a FIRPTA Certificate, duly executed by Seller, pursuant to Section 6.3(d);

(vi) an executed copy of the Credit Agreement Amendment, together with such documentary evidence, in form and substance reasonably satisfactory to Purchaser, that the Credit Agreement (as modified by the duly authorized and executed Credit Agreement Amendment) is in full force and effect;

(vii) an executed copy of the payoff letter attached hereto as Exhibit 1.2(b)(vii) stating that, upon payment of the Intercompany Note Repayment Amount as set forth in Section 1.2(c)(ii), the Intercompany Note shall be cancelled and the Company shall have no remaining Liabilities thereunder;

(viii) a counterpart to the Master Participation and Assignment Agreement, duly executed by Seller; and

(ix) a copy of the certificate required pursuant to Section 7.2(c).

(c) Closing Payments and Deliveries of Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered:

(i) an amount equal to the Estimated Closing Payment to Seller by wire transfer of immediately available funds to the accounts designated in writing by Seller to Purchaser at least two Business Days prior to the Closing;

(ii) on behalf of the Company, an amount equal to the Intercompany Note Repayment Amount, to Resource TRS II, Inc. by wire transfer of immediately available funds to the account designated in writing by Seller to Purchaser at least two Business Days prior to the Closing;

(iii) on behalf of the Company, to the Administrative Agent, by wire transfer of immediately available funds to the Administrative Agent’s Account (as defined in the Credit Agreement) an amount equal to the Transferred Loan Debt Repayment;

(iv) a counterpart to the Master Participation and Assignment Agreement, duly executed by the Company;

(v) to each payee set forth on Schedule 10.1 hereto, the amount of Facility Transaction Fees set forth next to such payee’s name; and

(vi) a copy of the certificate required pursuant to Section 7.3(c).

1.3 Post-Closing Adjustment.

(a) Within 30 days after the Closing Date Purchaser shall prepare and deliver to Seller a statement (the “Closing Date Statement”) setting forth (i) the Repaid Principal Amount for each Company Loan; (ii) the Accrued Interest Amount for each Company Loan; (iii) the Accrued Fee Amount for each Company Loan; (iv) Accrued Payables; (v) the Purchase Price calculated based on each of the foregoing amounts and the other definitions herein (the final determination of Purchase Price under this Section 1.3 is referred to as “Final Purchase Price”); (vi) the Transferred Loan Debt Repayment (the final determination of the Transferred Loan Debt Repayment under this Section 1.3 is referred to as the “Final Transferred Loan Debt Repayment”); (vii) the Outstanding Debt Amount (the final determination of the Outstanding Debt Amount under this Section 1.3 is referred to as the “Final Outstanding Debt Amount”); and (viii) the Closing Payment calculated based on each of the foregoing estimates and the other definitions herein (the final determination of the Closing Payment under this Section 1.3 is referred to as the “Final Closing Payment”).

(b) The Closing Date Statement and the Final Purchase Price, Final Transferred Loan Debt Repayment, Final Outstanding Debt Amount and Final Closing Payment shall become final and binding upon the Parties and their Affiliates on the 30th day following receipt thereof by Seller, unless Seller gives written notice of its disagreement (“Notice of Disagreement”) to Purchaser before such date. The Notice of Disagreement must set forth and specify in reasonable detail the nature of the disagreement with Purchaser’s determination, on an account by account basis, with Final Purchase Price, Final Transferred Loan Debt Repayment, Final Outstanding Debt Amount and Final Closing Payment (including Seller’s determination of such item in dispute) as the case may be, set forth in the Closing Date Statement. Any item in the Closing Date Statement that is not objected to in the Notice of Disagreement shall be deemed final and binding and non-appealable upon the Parties and their Affiliates. If a Notice of

Disagreement is received by the Purchaser within such 30-day period, then the Closing Date Statement, Final Purchase Price, Final Transferred Loan Debt Repayment, Final Outstanding Debt Amount and Final Closing Payment shall become final and binding upon the Parties and their Affiliates on the earlier of (i) the date the Parties resolve in writing any differences they have with respect to all matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Arbitrator in accordance with this Section 1.3.

(c) During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 30-day period, Seller and Purchaser have not reached agreement on all such matters, then the matters that remain in dispute shall be promptly (and in any event no later than five Business Days after the last day of such 30-day period) submitted to an arbitrator (the “Arbitrator”) for review and resolution. The Arbitrator shall be one of the “Big Four” independent accounting firms or, if none of such firms agrees to serve as an arbitrator hereunder, another nationally recognized independent public accounting firm as shall be mutually agreed upon by the Parties in writing. The procedures for the arbitration shall be determined by the Arbitrator in accordance with this Section 1.3; provided, that the Arbitrator may provide no longer than a 30-day period for the Parties to make complete submissions to the Arbitrator. Seller and Purchaser agree (i) to execute, if requested by the Arbitrator, a reasonable engagement letter in customary form consistent with the terms of this Section 1.3, (ii) that ex-parte communications shall be prohibited during the Arbitrator’s determination period, and (iii) to cooperate fully with the Arbitrator and promptly provide all documents and information requested by the Arbitrator so as to enable it to make such determination as quickly and as accurately as practicable. The Arbitrator shall render a decision resolving the matters in dispute within 30 days following completion of the submissions to the Arbitrator. The Arbitrator shall only resolve items disputed in the Notice of Disagreement and shall do so only by choosing the amounts submitted by either Seller or Purchaser or amounts in-between.

(d) The fees and expenses of the Arbitrator shall be paid by the Party with the greater total difference (based on the aggregate of all differences taken as a whole) between such Party’s initial position presented to the Arbitrator and the final resolution as determined by the Arbitrator.

(e) If the determination of the Final Closing Payment in accordance with this Section 1.3 is greater than the Estimated Closing Payment, within 15 Business Days of such determination, Purchaser shall pay to Seller an amount equal to the Final Closing Payment Adjustment to the account designated in writing by Seller.

(f) If the determination of the Final Closing Payment in accordance with this Section 1.3 is less than the Estimated Closing Payment, within 15 Business Days of such determination, Seller shall pay to Purchaser an amount equal to the Final Closing Payment Adjustment by wire transfer of immediately available funds to the account designated in writing by Purchaser.

(g) Following delivery of the Closing Date Statement, Seller and its accountants, lawyers and other representatives shall be given reasonable access during regular business hours to the books and records of the Company and to applicable personnel of Purchaser, the Company, CVC Credit Partners, LLC and their respective Affiliates for the purpose of evaluating and, if necessary, objecting to the Closing Date Statement and otherwise working towards a final determination of the Final Purchase Price, Final Transferred Loan Debt Repayment, Final Outstanding Debt Amount and Final Closing Payment.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Seller represents and warrants to Purchaser that the statements contained in this ARTICLE 2 are true and correct as of the date hereof.

2.1 Organization, Standing and Power.

(a) The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

(b) The Company is duly qualified or licensed to transact business and is in good standing in the states of the United States and all foreign jurisdictions where the nature or conduct of its business requires it to be so qualified or licensed.

2.2 Membership Interests; No Subsidiaries.

(a) The Membership Interests have been duly authorized for issuance and are validly issued and fully paid and were not issued in violation of any Contract or any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. The authorized capital of the Company consists of Membership Interests of the Company, all of which are issued and outstanding and held of record and beneficially in the amounts and by the Persons all as set forth on Section 2.2(a) of the Disclosure Schedules.

(b) There is no option, warrant, call, right or Contract to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional membership interest or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe to or purchase any membership interest or other equity securities of the Company. There are no outstanding membership interest appreciation, profit participation or similar rights with respect to the Company. There are no bonds, debentures, notes or other indebtedness for borrowed money of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which members of the Company may vote. There are no voting trusts, proxies or other Contracts or understandings to which the Company or any member thereof is a party or is bound with respect to the voting or consent of the Membership Interests.

(c) Seller has made available to Purchaser correct and complete copies of the organizational documents of the Company as of the date hereof, and (i) the organizational documents of the Company are in full force and effect and (ii) the Company is not in violation of any such organizational documents.

(d) The Company has no Subsidiaries. Section 2.2(d) of the Disclosure Schedules sets forth a list of any stock, Equity Rights, or membership, equity or partnership interests that the Company has in any Person, and the Company is the record and beneficial owner of all right, title and interest in any such stock, Equity Rights or interests, free and clear of any and all Liens (other than Permitted Liens).

2.3 No Conflicts; Consents.

(a) The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not (i) conflict with or violate the organizational documents of the Company, (ii) constitute or result in a Default, or require any notification or Consent pursuant to, or result in the creation of any Lien (other than Permitted Liens) on any asset of the Company under any Contract or any Permit to which the Company is a party or by which any of its properties or assets is bound, (iii) constitute or result in a Default applicable to the Company or any of its properties or assets or (iv) result in the creation of any Lien (other than Permitted Liens), on any of the properties or assets of the Company.

(b) No Consent, Permit, declaration or filing with, or notice to, any Regulatory Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.4 Financial Statements.

(a) Section 2.4(a) of the Disclosure Schedules contains a true, correct and complete copy of (i) the audited balance sheets (including related notes and schedules, if any) of the Company as of December 31, 2015 and December 31, 2014, and the related statements of income, cash flows and membership equity (including related notes and schedules, if any) for the years ended December 31, 2015 and December 31, 2014 and (ii) the unaudited balance sheet of the Company as of March 31, 2016 and the related statements of income for the three-month-period ended March 31, 2016 (the financial statements referred to in clauses (i) and (ii), the “Company Financial Statements”).

(b) The Company Financial Statements (as of the dates thereof and for the periods covered thereby) (i) were prepared in accordance with GAAP; provided that the interim financial statements referred to in Section 2.4(a)(ii) are subject to customary year-end adjustments (which shall not be material, individually or in the aggregate) and do not contain footnotes required by GAAP, (ii) were prepared from the books and records of the Company, which books and records fairly reflect all material transactions relating to the Company in a manner sufficient to enable the Company to prepare financial statements for the Company, and (iii) fairly present in all material respects the financial position of the Company as of the dates indicated and the results of operations and cash flows of the Company for the periods indicated.

(c) The Company maintains (i) books and records reflecting its assets and liabilities that are accurate in all material respects and (ii) adequate and effective internal accounting controls which provide reasonable assurance that (A) the control objectives have minimized the risk of material financial misstatement, (B) all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company Financial Statements, (C) access to the properties and assets of the Company is permitted only in accordance with management’s authorization, (D) all transactions are executed with management’s authorization and accurately recorded in the correct period as necessary to permit the preparation of the Company Financial Statements and disclosures in conformity with GAAP and (E) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

2.5 Absence of Undisclosed Liabilities. Other than: (a) Liabilities provided and adequately reserved against in the unaudited balance sheet of the Company dated March 31, 2016 or the notes thereto; (b) Liabilities incurred in the Ordinary Course of Business since March 31, 2016 that are not, individually or in the aggregate, material to the Company; or (c) Transaction Fees that will be paid by Seller, the Company has no Liabilities that would be required to be accrued or reserved for on a balance sheet prepared in accordance with GAAP.

2.6 Absence of Certain Changes or Events. Except as set forth on Section 2.6 of the Disclosure Schedules, since December 31, 2015, (i) the Company has conducted its business in the Ordinary Course of Business and (ii) there has not been any Company Material Adverse Effect.

2.7 Tax Matters.

(a) There are no material Taxes due and payable by the Company which have not been timely paid. There are no Liens (other than Permitted Liens) with respect to Taxes on the assets of the Company. There have been no examinations or audits of any of the Company’s Tax Returns or reports by any applicable federal, state, local or foreign governmental agency. There are no pending, current or, to Seller’s Knowledge, threatened in writing claims, actions, suits, proceedings or investigations for the assessment or collection of Taxes with respect to the Company. The Company has duly and timely filed all Tax Returns required to have been filed by it and has paid all Taxes shown as due on such Tax Returns, and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. The Company has always been classified as a partnership for U.S. federal (and applicable state, local or foreign) income Tax purposes.

(b) The Company is not a party to any Tax indemnity, allocation or sharing agreement with any Person.

(c) No claim in writing has been made by any Regulatory Authority in a jurisdiction where the Company does not file Tax Returns that it or its members is or may be subject to Tax by that jurisdiction.

(d) The Company has never elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

2.8 Compliance with Laws. The Company is in compliance in all material respects with all Laws applicable to its business and operations, including, for the avoidance of doubt, Laws relating to anti-corruption, anti-money laundering, bribery or similar matters. To Seller’s Knowledge, (i) the Company has not received any notice alleging any noncompliance by the Company with respect to any such Law and (ii) no investigation by any Regulatory Authority regarding a violation of any such Law is pending or threatened. The Company has in effect and is in material compliance with all material approvals, authorizations, certificates, franchises, licenses, permits and consents of Regulatory Authorities (collectively, “Permits”) necessary for it to conduct its business as currently conducted, and all such Permits are in full force and effect in all material respects.

2.9 Employees. Since the inception of the Company, (a) the Company has not had any employees and (b) the Company has not maintained, sponsored in whole or in part, or contributed or been required to contribute to, any employee benefit plans.

2.10 Company Loans. The Company has good title to each of the Company Loans, free and clear of any Liens except for Permitted Liens. Immediately following the Closing, the Company will not own or have any interest in any material assets other than the Company Loans and Participation Loans and assets related thereto and any cash and cash equivalents.

(b) Section 2.10(a) of the Disclosure Schedules sets forth a true and correct description of each Company Loan.

(c) Section 2.10(c) of the Disclosure Schedules sets forth a true and correct list of each Contract (including all modifications, amendments, supplements, annexes and schedules thereto, written waivers thereunder or other ancillary Contracts thereto) evidencing a Company Loan.

(d) None of the terms of any transfer agreements under which (i) the Company or (ii) to Seller’s Knowledge, any of the Company’s predecessors-in-title, acquired the Company Loans or any part thereof has the effect of limiting the scope of any of the rights or claims of the Company in any material respect.

(e) Neither the Company, nor to Seller’s Knowledge any of the Company’s predecessors-in-title, has engaged in any acts or conduct, or made any omissions, independently of any other lender in respect of any Company Loan, that would result in: (i) Purchaser receiving proportionately less payments or distributions or less favorable treatment in respect of any Company Loan than any other lender in respect of such Company Loan; or (ii) such Company Loan, or any part thereof, being reduced, impaired or otherwise materially and prejudicially affected.

(f) Except as set forth on Section 2.10(f) of the Disclosure Schedules, the Company has no obligation, directly or indirectly, to fund any additional amounts in respect of any Company Loan or Transferring Loan.

(g) The Company Loans are free from any rights of set-off in favor of any obligor.

2.11 Material Contracts.

(a) Except as set forth on Section 2.10(c) or 2.11(a) of the Disclosure Schedules or the Contracts evidencing the Transferring Loans, the Company is not a party to any Contract of the type described below (each Contract set forth on Section 2.10(c) or 2.11(a) of the Disclosure Schedules, a “Material Contract”):

(i) any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness;

(ii) any Contract currently in effect requiring future payments by any party thereto of more than $100,000 in any period of 12 consecutive months or the performance of which is expected to involve expenditures by or revenue to the Company in excess of $100,000 over the term of the Contract;

(iii) any Contract for the disposition of material assets;

(iv) any Contract for the acquisition of a business (through the acquisition of assets or otherwise) or any material interest in any business enterprise;

(v) any Contract limiting or restraining the Company from (A) engaging or competing in any lines of business with any Person or in any geographic area, (B) investing in any Person or (C) soliciting or hiring any individual for employment;

(vi) any Contract containing a “most-favored-nation” clause or similar term that provides preferential pricing or treatment;

(vii) any Contract containing any covenant limiting the ability of the Company to declare, set aside or pay any dividends or distributions (whether in cash, stock or other property);

(viii) any Contract under which a Consent in connection with the consummation of the Transaction or material obligations would become due or payable upon, or as a result of, the consummation of the Transactions;

(ix) any warranty, guaranty or similar undertaking with respect to contractual performance extended by the Company;

(x) any Contract currently in effect relating to a joint venture, partnership alliance or similar agreement;

(xi) any Contract obligating the Company to conduct any business that is material to the Company on an exclusive basis with any third party;

(xii) any Contract currently in effect under which the Company is the lessee of any real or personal property owned by another party;

(xiii) any employment, consulting or severance Contract;

(xiv) any Contract not otherwise covered by Sections 2.11(a) through 2.11(a)(xiii) (A) that is material to the Company or (B) pursuant to which the Company has material obligations to indemnify another Person; and

(xv) any agreement or understanding (whether oral or written) to enter into any Contract of the type described in Sections 2.11(a)(i) through 2.11(a)(xiv).

(b) With respect to each Material Contract: (i) neither the Company nor, to Seller’s Knowledge, any other party is in breach or violation with respect to any material obligation to be performed under any such Material Contract and (ii) such Material Contract is a valid and binding obligation of the Company and is in full force and effect, enforceable against the Company and, to Seller’s Knowledge, enforceable against the other party or parties thereto, in each case, in accordance with the terms thereof, (A) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and (B) except insofar as the availability of equitable remedies may be limited by applicable Law (the preceding clauses (A) and (B) are referred to herein collectively as the “Enforceability Exceptions”). The Company has not received written notice of any Default with respect to any Material Contract and to Seller’s Knowledge, no Default has been threatened. Except as set forth on Section 2.11(b) of the Disclosure Schedule, no condition exists or event has occurred which constitutes a Default or non-performance by the Company or, to Seller’s Knowledge, any other party under any Material Contract. To Seller’s Knowledge, no condition currently exists or event has occurred that would reasonably be expected to result in a Default of a Company Loan and no underlying negotiations are taking place as of the date hereof regarding a restructuring of any of the Company Loans, provided that, for purposes of this sentence only, “Seller’s Knowledge” shall mean the actual knowledge of the individuals set forth in the definition of “Knowledge” contained in this Agreement. Seller has delivered to Purchaser true, correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto, written waivers thereunder).

2.12 Litigation. There is no (a) Order binding upon the Company or (b) Litigation pending or, to Seller’s Knowledge, threatened against the Company, or against any director, officer or manager of the Company in their capacities as such.

2.13 Real Property. Since the inception of the Company, the Company has not owned or leased any real property.

2.14 Transactions with Affiliates. Section 2.14 of the Disclosure Schedules sets forth all Contracts currently in effect or pursuant to which the parties thereto have current or future rights or obligations between, among or involving the Company, the Company Loans or the Underlying Issuers, on the one hand, and Seller Parent or Seller or any of its respective Affiliates (excluding the Company and including, for the avoidance of doubt, RAI, Resource Capital or Northport Capital), or any officer, director, manager, member or other securityholder of Seller Parent, Seller or the Company or any immediate family member of such officer, director, manager, member or other securityholder, on the other hand (“Affiliated Contracts”).

2.15 No Illegal Payments. The Company has not, and to Seller’s Knowledge, no officer, director, manager, member or agent of the Company (or representatives or other Persons acting on the express, implied or apparent authority of such Persons), has (a) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, (b) made any unlawful payment relating to political activity or (c) established or maintained any fund or asset that has not been recorded in its books and records, in any such case which would be a violation of Law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended. Since its inception, the Company has not disclosed to any Regulatory Authority that it violated or may have violated any Law relating to anti-corruption, anti-money laundering, bribery or similar matters.

2.16 Brokers and Finders; Transaction Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company. No Person is entitled to any Transaction Fees payable by the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller represents and warrants to Purchaser that the statements contained in this ARTICLE 3 are true and correct as of the date hereof.

3.1 Organization, Standing and Power.

(a) Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the limited liability company power and authority to own, lease and operate its properties and to carry on its business in all material respects as has been and is currently conducted.

(b) Seller is duly qualified or licensed to transact business as a foreign corporation or limited liability company in good standing in the states of the United States and foreign jurisdictions where the nature or conduct of its business requires it to be so qualified or licensed, except for such states or other jurisdictions in which the failure to be so qualified or licensed, individually or in the aggregate, is not reasonably expected to have a material adverse impact on the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

3.2 Authority; No Breach.

(a) Seller has the power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement (including all power and authority to sell, assign, transfer and convey Seller’s Membership Interests as provided by this Agreement).

(b) Seller has taken all limited liability company action required to authorize the execution and delivery of this Agreement by Seller and to authorize the consummation by Seller of the transactions contemplated by this Agreement. Seller has duly executed and delivered this Agreement, and (assuming the due authorization, execution and delivery by Purchaser, Purchaser Parents and Seller Parent of this Agreement) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement, except as enforcement may be limited by the Enforceability Exceptions.

(c) The execution and delivery by Seller of this Agreement does not, and the consummation by Seller of the transactions contemplated by this Agreement will not (i) conflict with or violate the organizational documents of Seller, (ii) constitute or result in a Default, or require any notification or Consent pursuant to, or result in the creation of any Lien (other than Permitted Liens) on any asset of Seller under, any Contract or any Permit to which Seller is a party or by which any of its properties or assets is bound, (iii) constitute or result in a Default applicable to Seller or any of its properties or assets or (iv) result in the creation of any Lien (other than Permitted Liens), on any of the properties or assets of Seller, in the case of each of clauses (ii), (iii) and (iv), other than any such items that, individually or in the aggregate, are not reasonably expected to materially affect the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(d) No notice to, filing with, or Consent of, any Regulatory Authority by Seller is necessary in connection with the execution and delivery of this Agreement or for the consummation by Seller of the transactions contemplated by this Agreement.

3.3 Membership Interests.

(a) Seller is the sole record and beneficial owner of all right, title and interest in its Membership Interests, free and clear of any and all Liens. Seller has the power and authority to sell, transfer, assign and deliver the Membership Interests as provided in this Agreement, and such delivery is sufficient to transfer to Purchaser, record and beneficial ownership of the Membership Interests, free and clear of any and all Liens.

(b) There is no existing option, warrant, call, right or Contract to which Seller is a party requiring the issuance, sale or transfer of any additional membership interest or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe to or purchase any membership interest or other equity securities of the Company.

3.4 Compliance with Laws. Seller is in compliance with all Laws and Orders, except where the failure to comply would not be reasonably likely to materially affect its ability to perform its obligations hereunder.

3.5 Litigation. There is no Litigation pending or, to Seller’s Knowledge, threatened in writing against Seller that challenges the validity of this Agreement, could reasonably be interpreted to interfere with Seller’s ability to perform its obligations hereunder, or that could otherwise reasonably be expected to materially affect the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

3.6 Brokers and Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Seller.

3.7 No Other Representations or Warranties. Seller acknowledges and agrees that, other than the representations and warranties of Purchaser specifically contained in ARTICLE 4 and the representations and warranties of each Purchaser Parent specifically contained in Section 6.7, there are no representations or warranties of Purchaser, Purchaser Parents or any other Person either expressed, statutory or implied with respect to Purchaser or Purchaser Parents, including with respect to any of its rights or assets, or the transactions contemplated hereby, individually or collectively.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER

Purchaser hereby represents and warrants to Seller that the statements contained in this ARTICLE 4 are true and correct as of the date hereof.

4.1 Organization, Standing and Power.

(a) Purchaser is a limited partnership duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Purchaser has full power and authority to own, lease and operate its properties and to carry on its business as it has been and is presently conducted.

(b) Purchaser is duly qualified or licensed to transact business and is in good standing in the states of the United States where the nature or conduct of its business requires it to be so qualified or licensed.

4.2 Authority; No Breach By Agreement.

(a) Purchaser has the power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

(b) Purchaser has taken all action required to authorize the execution and delivery of this Agreement by Purchaser and to authorize the consummation by Purchaser of the transactions contemplated by this Agreement. Purchaser has duly executed and delivered this Agreement and (assuming the due authorization, execution and delivery by Purchaser Parents, Seller Parent and Seller of this Agreement) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement, as applicable, except as enforcement may be limited by the Enforceability Exceptions.

(c) The execution and delivery by Purchaser of this Agreement does not and the consummation by Purchaser of the transactions contemplated by this Agreement will not (i) conflict with or violate the organizational documents of Purchaser, (ii) constitute or result in a Default, or require any notification or Consent pursuant to, or result in the creation of any Lien (other than Permitted Liens) on any asset of Purchaser under, any Contract or any Permit to which Purchaser is a party or by which any of its properties or assets is bound, (iii) constitute or result in a Default applicable to Purchaser or any of its properties or assets or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Purchaser, in the case of each of clauses (ii), (iii) and (iv), other than any such items that, individually or in the aggregate, are not reasonably expected to materially affect the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(d) No notice to, filing with, or Consent of, any Regulatory Authority by Purchaser is necessary in connection with the execution and delivery of this Agreement or for the consummation by Purchaser of the transactions contemplated in this Agreement.

4.3 Compliance with Laws. Purchaser is in material compliance with all Laws and Orders, except where the failure to comply would not be reasonably likely to materially affect its ability to perform its obligations hereunder.

4.4 Litigation. There is no Litigation pending or, to the Purchaser’s Knowledge, threatened in writing against Purchaser that challenges the validity of this Agreement, could reasonably be interpreted to interfere with Purchaser’s ability to perform its obligations hereunder, or that could otherwise reasonably be expected to materially affect the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

4.5 Brokers and Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Purchaser.

4.6 Sufficiency of Funds. Purchaser will have sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and consummate the Transactions at the Closing.

4.7 No Other Representations or Warranties. Purchaser acknowledges and agrees that, other than the representations and warranties of Seller specifically contained in ARTICLE 2 and ARTICLE 3 and the representations and warranties of Seller Parent specifically contained in Section 6.8, there are no representations or warranties of Seller Parent or Seller or any other Person either expressed, statutory or implied with respect to Seller Parent, Seller or the Company, including with respect to any of their respective rights or assets, or the transactions contemplated hereby, individually or collectively.

ARTICLE 5

CONDUCT OF THE COMPANY

5.1 Conduct of the Company. Except for matters (i) set forth on Section 5.1 of the Disclosure Schedules, (ii) consented to by Purchaser in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) otherwise expressly permitted or required by the terms of this Agreement, from the date of this Agreement until the Closing, Seller shall cause the Company to (A) conduct its business in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact its business and preserve its relationships with Regulatory Authorities, creditors, consultants, borrowers and other Persons having business dealings with it and (B) not take any of the following actions:

(a) amend the Certificate of Formation, the Existing Operating Agreement or other organizational documents of the Company;

(b) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any membership interests of the Company or any other Equity Right of the Company;

(c) issue any securities in respect of or in substitution for membership interests of the Company, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any membership interests of the Company or any material investment or material asset of the Company;

(d) sell or otherwise transfer any Company Loans;

(e) commence any Litigation;

(f) settle any Litigation where the settlement includes any restriction upon the operations of the Company;

(g) enter into, modify, amend or terminate any Affiliated Contract or Material Contract or waive, release, compromise or assign any rights or claims under any Affiliated Contract or Material Contract;

(h) make any changes to the composition of the Company’s managing board;

(i) create any subsidiary of the Company;

(j) declare any dividend or make any other distribution;

(k) make any capital expenditures;

(l) purchase or acquire stock or assets of any corporation, partnership or other business;

(m) incur, assume, guarantee or otherwise became liable for any Indebtedness (directly, contingent or otherwise) in excess of $10,000;

(n) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization with respect to the Company, other than pursuant to this Agreement;

(o) make any new Tax election or modify or revoke any existing Tax election, change any Tax or accounting methods or systems of internal accounting controls of the Company (except as may be required to conform to Laws relating to Taxes or regulatory accounting requirements or GAAP), enter into any Tax indemnity, sharing or allocation agreement, surrender any right to claim a refund, offset or other reduction of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Company, or settle or compromise any Tax claim; or

(p) hire any employees or maintain, sponsor in whole or in part, or contribute to any employee benefit plan.

ARTICLE 6

ADDITIONAL COVENANTS

6.1 Confidentiality.

(a) Seller shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to the Company and Purchaser shall, and shall cause its Affiliates and Representative to, keep confidential any and all non-public information relating to Seller or any of its Affiliates (other than the Company); provided, however, that neither Party shall be liable hereunder with respect to any disclosure to the extent such disclosure is determined by that Party (upon the advice of counsel) to be required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that a Party (any such Party referred to herein as the “Required Party”) or any of its Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, the Required Party shall, (i) to the extent permissible by such applicable Law or Order, provide the other Party with prompt written notice of such requirement, (ii) disclose only that information that the Required Party determines (upon the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at the other Party’s request, reasonably cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by the receiving Party or any of its respective Affiliates or Representatives in breach of this Section 6.1(a) or (B) becomes available to the receiving Party or its Affiliates or Representatives after the Closing from a source other than the non-disclosing Party or its Affiliates or Representatives if the source of such information is not reasonably known by the receiving Party or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing Party or its Affiliates with respect to such information. Notwithstanding the foregoing, the Purchaser shall in each case be permitted to disclose (subject to customary confidentiality restrictions) the terms and provisions of this Agreement to their respective existing and prospective investors.

6.2 Press Releases; Disclosure. No Party to this Agreement shall (orally or in writing) publicly disclose, or make, or cause to be made, any press release or public announcement with respect to this Agreement or the Transactions without the prior written consent of the other Party; provided, however, that a Party may disclose such information which its counsel deems reasonably necessary to comply with any applicable Law or the rules of a stock exchange on which its, or any of its Affiliates’, securities are listed. In the event that a Party is required by any applicable Law or Order or the rules of a stock exchange on which its, or any of its Affiliates’, securities are listed to disclose any such information, such Party shall, (i) to the extent permissible by such applicable Law or Order or the rules of a stock exchange on which its, or any of its Affiliates’, securities are listed, provide the other Parties with prompt written notice of such requirement and (ii) disclose only that information that such Party determines (upon the advice of counsel) is required by such applicable Law or Order or the rules of a stock exchange on which its, or any of its Affiliates’, securities are listed to be disclosed.

6.3 Tax Matters.

(a) Preparation of Tax Returns.

(i) Seller shall prepare or cause to be prepared and file or cause to be filed when due all pass-through Tax Returns that are required to be filed by the Company for any Tax period ending on or before the Closing Date, and Seller shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with prior practice (except as otherwise required by applicable Law). With respect to such Tax Returns, Seller shall furnish a completed copy of such Tax Returns to the Purchaser for its review and comment not later than 20 days before the due date for filing such Tax Returns (including extensions thereof). Seller shall consider in good faith any Purchaser comments to such Tax Returns.

(ii) After the Closing Date, Purchaser shall cause the Company to prepare and file on a timely basis all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are not covered by Section 6.3(a)(i). All such Tax Returns shall be prepared in a manner consistent with past practice (except as otherwise required by applicable Law). With respect to such Tax Returns, Purchaser shall furnish a completed copy of such Tax Returns to Seller for its review, comment and approval (such consent not to be unreasonably withheld, conditioned or delayed) not later than 20 days before the due date for filing such Tax Returns (including extensions thereof). The Parties shall attempt in good faith to resolve any disagreement regarding such Tax Returns prior to filing.

(b) Amended Tax Returns. Except to the extent required by applicable Law as jointly determined by Purchaser and Seller, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not permit the Company to amend any Tax Returns or change any Tax elections or accounting methods with respect to the Company relating to a Pre-Closing Tax Period if such amendments or changes will, in Seller’s reasonable discretion, result in the recognition or allocation of additional material income or losses to Seller at any time.

(c) Transfer Taxes. Notwithstanding any other provision of this Agreement, all Transfer Taxes imposed in connection with the Transactions shall be borne one-half by Seller and one-half by Purchaser. The Parties shall jointly be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes. The Parties shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Law, and shall to that extent execute such documents, agreements, applications, instruments or other forms as reasonably required, and shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Law.

(d) FIRPTA Certificate. Seller shall deliver or cause to be delivered to Purchaser at least two days prior to the Closing Date, a properly executed statement (each a “FIRPTA Certificate”), in the form of Treasury Regulations Section 1.1445-2(b) and reasonably acceptable to Purchaser, certifying that Seller is not a foreign person for purposes of Section 1445 of the Code.

(e) Cooperation. After the Closing Date, Purchaser and Seller shall provide the other with such cooperation and information as each of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Seller shall make its employees reasonably available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Purchaser and Seller shall retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company for each Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate and (ii) six years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 6.3(e) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Tax audit or other proceeding.

(f) Tax Refunds. Any Tax refund of the Company received by Purchaser or the Company to the extent that such refund relates to Taxes paid by the Company for any Pre-Closing Tax Period is for the account of Seller together with interest received from the applicable Taxing authority with respect to any such refund or portion thereof, and Purchaser shall pay over to Seller any such refund within 30 days of receipt or recognition thereof.

(g) Tax Proceedings. To the extent any Tax audit or other Tax proceeding after the Closing Date involves any Taxes of the Company for any period prior to the Closing for which Seller is liable under the terms of this Agreement, Seller shall, upon written notice to Purchaser, have the right to control such audit or proceeding, at its own expense; provided that, Purchasers shall have the right to review Seller’s written submissions in respect of any audit or proceeding controlled by Seller.

(h) Purchase Price Allocation. The purchase of the Membership Interests contemplated by this Agreement shall be treated for U.S. federal income tax purposes in the manner described in IRS Revenue Ruling 99-6, Situation 2. As soon as practicable after the Closing, Purchaser shall deliver to Seller a statement (the “Purchase Price Allocation”), allocating the Purchase Price (plus the liabilities of the Company, to the extent properly taken into account under Section 1060 of the Code) among the assets of the Company in accordance with Section 1060 of the Code. If within 20 days after the delivery of the Purchase Price Allocation Seller notifies Purchaser in writing that Seller objects to the allocation set forth in the Purchase Price Allocation, Purchaser and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Purchaser and Seller are unable to resolve such dispute within 20 days, Purchaser and Seller shall jointly retain an independent accounting firm mutually acceptable to Purchaser and Seller (the “Referee”) to resolve the disputed item. Upon resolution of the disputed items, the allocation reflected on the Purchase Price Allocation shall be adjusted to reflect such resolution. The costs, fees and expenses of the Referee shall be borne equally by Purchaser and Seller. The Purchaser and Seller agree to act in accordance with the Purchase Price Allocation, as adjusted, if applicable, in the preparation and filing of any Tax Return, unless there has been a final “determination” as defined in Section 1313(a) of the Code in which the Purchase Price Allocation is modified. Neither Purchaser nor Seller shall take a position inconsistent therewith upon examination of any Tax Return, in any refund claim, or in any litigation or investigation, without the prior written consent of the other Party.

(i) Tax Deductions for Transaction Fees. All Transaction Fees, if any, shall be deducted or apportioned to the Company’s Pre-Closing Tax Periods to the extent permitted by Law.

6.4 Expenses. Other than Transaction Fees, if any (which shall be paid by Seller or its Affiliates (other than the Company)) or as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses.

6.5 Master Participation and Assignment Agreement. Following the entry into the Master Participation and Assignment Agreement, Seller shall assume and agree to pay, perform and discharge when due, all Liabilities of the Company arising on or after the Closing in respect of each Transferring Loan for which Seller is granted a participation interest at Closing (the “Participation Loans”). Following the Closing, the Parties shall use their respective best efforts to elevate the participation of the Participation Loans to an assignment as promptly as practicable following the Closing; provided that none of Seller, Purchaser or any of their respective Affiliates (including, in the case of Purchaser, the Company) shall be required to pay or commit to pay any amounts to (or incur any obligation in favor of) any Person from whom such consent may be required (other than customary participation or assignment fees that may be required to be paid under the applicable Contracts governing the Transferring Loans, which amounts shall be the responsibility of Seller).

6.6 RELEASE. EFFECTIVE AS OF THE CLOSING, SELLER DOES FOR ITSELF AND ITS AFFILIATES, PARTNERS, MEMBERS, SECURITYHOLDERS, SUCCESSORS AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE PURCHASER, THE COMPANY AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SECURITYHOLDERS, AFFILIATES, REPRESENTATIVES, ADVISORS AND AGENTS (EACH, A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS. “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, ACCRUED OR UANCCRUED, THAT SELLER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, IN ANY CAPACITY, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO THE COMPANY OR

ITS AFFAIRS WITH RESPECT TO THE COMPANY ON OR BEFORE THE CLOSING; PROVIDED THAT RELEASED MATTERS SHALL NOT INCLUDE ANY RIGHT OF SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, MEMBERS, MANAGERS, PARTNERS, AGENTS, SECURITYHOLDERS, SUCCESSORS OR ASSIGNS CONTAINED IN THIS AGREEMENT. IT IS THE INTENTION OF SELLER IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 6.6 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY SUCH PARTIES AND THE RELEASED PARTIES OF ALL RELEASED MATTERS. NOTWITHSTANDING ANYTHING HEREIN OR OTHERWISE TO THE CONTRARY, THE RELEASE CONTAINED IN THIS SECTION 6.6 WILL NOT BE EFFECTIVE SO AS TO BENEFIT A PARTICULAR RELEASED PARTY IN CONNECTION WITH ANY MATTER OR EVENT THAT WOULD OTHERWISE CONSTITUTE A RELEASED MATTER, BUT INVOLVED FRAUD OR WILLFUL MISCONDUCT ON THE PART OF SUCH RELEASED PARTY. SELLER HEREBY REPRESENTS TO PURCHASER THAT SUCH PARTY HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN SUCH PARTY HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY SUCH PARTY. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 6.6 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 6.6 WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

6.7 Purchaser Parent Guarantee.

(a) As a material inducement to the willingness of Seller to enter into this Agreement, each Purchaser Parent hereby unconditionally, absolutely and irrevocably (i) agrees to cause the Purchaser to perform all of its obligations hereunder and (ii) guarantees the obligations of the Purchaser pursuant to ARTICLE 1 and ARTICLE 9 hereto.

(b) Each Purchaser Parent represents and warrants to Seller as follows:

(i) Each Purchaser Parent is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and has the full power and authority to own, lease and operate its properties and to carry on its business in all material respects as has been and is currently conducted.

(ii) Each Purchaser Parent has the power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Section 6.7.

(iii) Each Purchaser Parent has taken all corporate action required to authorize the execution and delivery of this Agreement by Purchaser Parents and to authorize the consummation by Purchaser Parents of the transactions contemplated by this Section 6.7. Each Purchaser Parent has duly executed and delivered this Agreement, and (assuming the due authorization, execution and delivery by Seller, Seller Parent and Purchaser, of this Agreement) this Section 6.7 constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement), except as enforcement may be limited by the Enforceability Exceptions.

(iv) The execution and delivery by Purchaser Parents of this Agreement does not, and the consummation by such Purchaser of the transactions contemplated by this Section 6.7 will not (A) conflict with or violate the organizational documents of any Purchaser Parent (B) constitute or result in a Default, or require any notification or Consent pursuant to, or result in the creation of any Lien (other than Permitted Liens) on any asset of any Purchaser Parent under, any Contract or any Permit to which such Purchaser Parent is a party or by which any of its properties or assets is bound, (C) constitute or result in a Default applicable to any Purchaser Parent or any of its properties or assets or (D) result in the creation of any Lien (other than Permitted Liens), on any of the properties or assets of any Purchaser Parent, in the case of each of clauses (B), (C) and (D), other than any such items that, individually or in the aggregate, are not reasonably expected to materially affect the ability of such Purchaser Parent to perform its obligations under this Section 6.7.

6.8 Seller Parent Assurance.

(a) As a material inducement to the willingness of Purchaser to enter into this Agreement, Seller Parent hereby unconditionally, absolutely and irrevocably (i) agrees to cause Seller to perform all of its obligations hereunder and (ii) guarantees the obligations of Seller pursuant to ARTICLE 9 hereto.

(b) Seller Parent represents and warrants to Purchaser as follows:

(i) Seller Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, and has the full power and authority to own, lease and operate its properties and to carry on its business in all material respects as has been and is currently conducted.

(ii) Seller Parent has the power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Section 6.8.

(iii) Seller Parent has taken all corporate action required to authorize the execution and delivery of this Agreement by Seller Parent and to authorize the consummation by Seller Parent of the transactions contemplated by this Section 6.8. Seller Parent has duly executed and delivered this Agreement, and (assuming the due authorization, execution and delivery by Purchaser, Purchaser Parents and Seller, of this Agreement) this Section 6.8 constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement), except as enforcement may be limited by the Enforceability Exceptions.

(iv) The execution and delivery by Seller Parent of this Agreement does not, and the consummation by Seller Parent of the transactions contemplated by this Section 6.8 will not (A) conflict with or violate the organizational documents of Seller Parent

(B) constitute or result in a Default, or require any notification or Consent pursuant to, or result in the creation of any Lien (other than Permitted Liens) on any asset of Seller Parent under, any Contract or any Permit to which Seller Parent is a party or by which any of its properties or assets is bound, (C) constitute or result in a Default applicable to Seller Parent or any of its properties or assets or (D) result in the creation of any Lien (other than Permitted Liens), on any of the properties or assets of Seller Parent, in the case of each of clauses (B), (C) and (D), other than any such items that, individually or in the aggregate, are not reasonably expected to materially affect the ability of Seller Parent to perform its obligations under this Section 6.8.

(c) Within 20 Business Days following each month-end occurring following the date hereof and prior to the date that is 12 months following the Closing, Seller Parent will deliver to Purchaser a statement setting forth Seller Parent’s Total Equity as of such month-end. If at any time following the date hereof and prior to the date that is 12 months following the Closing, Seller Parent’s Total Equity is below $200,000,000, Seller Parent shall, at Purchaser’s option, promptly post a letter of credit or place funds in escrow subject to an escrow agreement, in either case in a form customary for transactions of this nature and mutually satisfactory to Seller and Purchaser, in support of Seller Parent’s obligations under this Section 6.8 in an amount equal to 7.5% of the Estimated Purchase Price minus any indemnification payment made prior to such date pursuant to Section 9.2.

6.9 Termination of Affiliated Agreements. Seller shall, and shall cause its Affiliates to, do all things necessary to ensure that, effective on the Closing Date, all Affiliated Contracts (other than the Master Participation and Assignment Agreement) are terminated and no longer in force and no costs, expenses, fees or any other amounts are outstanding or otherwise payable under any Affiliated Contracts (other than the Master Participation and Assignment Agreement).

6.10 Power of Attorney. Purchaser hereby irrevocably appoints, makes and constitutes Coller International Partners VII, L.P. (“Purchaser Attorney”), with full power of substitution and resubstitution, its true and lawful attorney-in-fact for Purchaser’s and in Purchaser’s name, place and stead and for Purchaser’s use and benefit, certify, acknowledge, swear to, file, deliver, accept and record any certificates, instruments, notices and other such documents necessary for the purposes of effectuating Purchaser’s rights under this Agreement. Purchaser authorizes such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as Purchaser might or could do so personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof. At all times, Seller shall be entitled to rely (without investigation) on any action taken by Purchaser Attorney as being taken by Purchaser Attorney for itself and on behalf of Purchaser, and fully authorized by Purchaser. In the event that any statement, request, notice or instruction given by Purchaser shall be inconsistent (as determined by Seller in its reasonable direction) with that given by Purchaser Attorney as attorney-in-fact for Purchaser, any such statement, request, notice or instruction from Purchaser Attorney shall prevail. This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and may be exercised by any such attorney-in-fact by executing any agreement, certificate, instrument or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for Purchaser and survives any termination of this Agreement in accordance with its terms.

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Conditions to Each Party’s Obligations. The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser and Seller) at or prior to the Closing of the following conditions:

(a) the Credit Agreement Amendment shall have been executed by all parties thereto and shall be in full force and effect upon the Closing; and

(b) no Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated or enforced any applicable Law or preliminary or permanent injunction or order which is in effect and which prohibits, enjoins or otherwise restrains the Transactions.

7.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser) at or prior to the Closing of the following conditions:

(a) (i) the Seller Fundamental Representations shall be true and correct in all material respects as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date) and (ii) the representations and warranties of Seller set forth in this Agreement (other than the Seller Fundamental Representations) shall be true and correct as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except in the case of clause (ii) where the failure of any of such representations and warranties of Seller to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or a material adverse impact on the ability of any Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement;

(b) Seller shall have performed or complied with in all material respects all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing;

(c) Purchaser shall have received a certificate signed by an authorized officer of each of Seller as to the satisfaction of each of the conditions set forth in Sections 7.2(a) and 7.2(b); and

(d) No Company Material Adverse Effect shall have occurred and be continuing.

7.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller) on or prior to the Closing Date of the following conditions:

(a) (i) the Purchaser Fundamental Representations shall be true and correct in all material respects as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date) and (ii) the representations and warranties of Purchaser set forth in this Agreement (other than the Purchaser Fundamental Representations) shall be true and correct as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except in the case of clause (ii) where the failure of any of such representations and warranties of Purchaser to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse impact on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement;

(b) Purchaser shall have performed or complied with in all material respects all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing; and

(c) Seller shall have received a certificate signed by an authorized officer of Purchaser as to the satisfaction of each of the conditions set forth in Sections 7.3(a) and 7.3(b).

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated and the Transaction abandoned:

(a) at any time prior to the Closing, by the mutual written consent of Purchaser and Seller; or

(b) by either Purchaser or Seller if the Closing shall not have occurred prior to August 12, 2016.

ARTICLE 9

INDEMNIFICATION

9.1 Survival. All representations and warranties of the Parties contained herein shall survive the Closing until the date that is the earlier of (i) 12 months after the Closing Date and (ii) six months after the receipt of the Company’s audited financials for the fiscal year 2016; provided that (a) the Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing indefinitely and (b) the representations and warranties in Section 2.7 (Tax Matters) shall survive until 60 days after the expiration of the relevant statute of limitations (each such date, a “Survival Date” in respect of all representations and warranties). All covenants and agreements (together with any right to assert a claim under Section 9.2 or Section 9.3, as applicable) shall survive the Closing and the consummation of the Transactions until the later of the expiration of (A) its term and (B) the applicable statute of limitations (each such date, a “Survival Date” in respect of all covenants and agreements). Any claims under this Agreement with respect to a breach of a representation, warranty, covenant or agreement contained in this Agreement must be asserted by written notice delivered prior to 5:00 P.M. on the applicable Survival Date and, if such a notice is given prior to such time, the survival period for such representation, warranty, covenant or agreement, as applicable, shall continue until such claim is fully resolved.

9.2 Indemnification of Purchaser Indemnified Parties. Seller shall indemnify, defend and hold harmless the Company and Purchaser and its Affiliates and their respective officers, directors, employees, stockholders, members, managers, partners and agents, successors and permitted assigns (“Purchaser Indemnified Parties”) from and against, and shall pay and reimburse each Purchaser Indemnified Party for, any and all Losses imposed upon or suffered or incurred by the Purchaser Indemnified Parties (for the avoidance of doubt, whether in connection with a Direct Claim or Third-Party Claim) by reason of, resulting from, or arising out of (a) any breach or inaccuracy of any representation or warranty made by Seller in ARTICLE 2 or ARTICLE 3 of this Agreement, (b) any breach or non-performance by Seller of any of its covenants or agreements contained in this Agreement, and (c) the Participation Loans, except Losses to the extent arising from Purchaser’s breach or failure to perform under the Master Participation and Assignment Agreement or a Purchaser Indemnified Party’s fraud, intentional misrepresentation or willful breach with respect to or in connection with such Participation Loans.

9.3 Indemnification of Seller Indemnified Parties. Subsequent to the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its officers, directors, employees, stockholders, members, managers, partners, agents, successors and permitted assigns (“Seller Indemnified Parties”) from and against, and shall pay and reimburse Seller for any and all Losses imposed upon or suffered or incurred by the Seller Indemnified Parties by reason of, resulting from, or arising out of (a) any breach or inaccuracy of any representation or warranty made by Purchaser in ARTICLE 4 of this Agreement or in any certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement and (b) any breach or non-performance by Purchaser of its covenants and agreements contained in this Agreement.

9.4 Certain Limitations on Indemnification Obligations. Notwithstanding anything to the contrary contained in this Agreement:

(a) Other than with respect to the Seller Fundamental Representations and the representations and warranties made pursuant to Section 2.7 (Tax Matters), the Purchaser Indemnified Parties will not be entitled to receive any indemnification payments under Section 9.2(a) until the aggregate amount of Losses incurred by the Purchaser Indemnified Parties under Section 9.2(a), collectively, exceeds equal to 1.0% of the Estimated Purchase Price (the “Deductible”); provided that, in the case of this Section 9.4(a), if the aggregate amount of all Losses exceeds the Deductible, the Purchaser Indemnified Parties shall be entitled to indemnification only for the amount of such excess;

(b) Other than with respect to the Seller Fundamental Representations and the representations and warranties made pursuant to Section 2.7 (Tax Matters), the maximum aggregate amount that the Purchaser Indemnified Parties will be entitled to recover under Section 9.2(a), collectively, shall not exceed an amount equal to 7.5% of the Estimated Purchase Price. The maximum aggregate amount that the Purchaser Indemnified Parties will be entitled to recover under Section 9.2(a), collectively, shall not exceed the Final Purchase Price;

(c) The maximum aggregate amount that the Seller Indemnified Parties will be entitled to recover under Section 9.3(a), collectively, shall not exceed the Final Purchase Price;

(d) None of the Indemnified Parties will be permitted to recover any Losses pursuant to this ARTICLE 9 in the event that any Indemnified Party has been indemnified or reimbursed for such amount under any other provision of this Agreement to the extent of such indemnification or reimbursement;

(e) No claim for indemnification pursuant to this ARTICLE 9 shall be made for consequential damages, punitive or exemplary damages, special damages, lost profits, incidental damages, indirect damages, unrealized expectations or other similar items, nor shall any damages be calculated using a “multiplier” or any other similar method having a similar effect; provided, however, that the foregoing limitations shall not apply to any such Losses (i) for consequential damages to the extent reasonably foreseeable or (ii) to the extent awarded to, a third party with respect to an Indemnity Claim; and

(f) For the purposes of determining whether a breach of any representation or warranty has occurred for the purposes of Section 9.2(a) and calculating the amount of Losses related thereto, any qualification as to materiality, “Company Material Adverse Effect” or any other similar qualification or standard contained in ARTICLE 2 or ARTICLE 3 shall be disregarded (it being understood that the word “Material” in the defined term “Material Contract(s)” and the qualification as to “Company Material Adverse Effect” contained in Section 2.6 shall not be disregarded for any of such purposes).

9.5 Payment Adjustments for Insurance Proceeds. Payments by an Indemnifying Party under this ARTICLE 9 in respect of any Losses are limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by an Indemnified Party in respect of any such indemnity claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims (but not including any related increases in insurance premiums or other charge-backs). Each Indemnified Party shall use commercially reasonable efforts to seek to recover any insurance proceeds in connection with making a claim under this ARTICLE 9. Promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was paid under this ARTICLE 9 before the realization of reduction of such Losses.

9.6 Transferring Loans Indemnity and Protections

(a) Seller will indemnify, defend, protect and hold harmless the Purchaser Indemnified Parties from and against, and shall pay and reimburse each Purchaser Indemnified Party for, any and all Losses (for the avoidance of doubt, whether in connection with a Direct Claim or Third-Party Claim) by reason of, resulting from, arising out of or in connection with the ownership of the Transferring Loans (including any Contract evidencing a Transferring Loan) or the performance of the Company’s obligations under the Master Participation and Assignment Agreement, any breach of a representation or warranty thereunder or any agreement executed or actions or non-actions taken in accordance with the Purchaser’s obligations thereunder, including, for the avoidance of doubt, the execution of any agreements or other documents which the Purchaser executes in order to effect the assignment or elevation of the Transferring Loans and shall, upon request, reimburse an Indemnified Party for all reasonable and documented legal and other costs, fees and expenses as they are incurred in connection with investigation, preparing or defending a Claim; provided, however, such indemnification shall not apply to any Losses to the extent they result directly from Purchaser’s fully adjudicated gross negligence, fraud or wilful misconduct.

(b) This indemnification obligation is separate from and in addition to the indemnification provided under Section 9.2, and is not be subject to the Deductible, Cap or other limitations set out in Section 9.4 or elsewhere in this Agreement. Neither the Company nor the Purchaser Indemnified Parties shall be under any obligation to institute or defend any action, suit, or legal proceeding in connection herewith or to take any other action likely to involve the Company or any of the Purchaser Indemnified Parties in expense, unless first indemnified to the Company or the Purchaser Indemnified Parties’ reasonable satisfaction, as applicable. In addition, Seller agrees to pay all costs and expenses (including attorneys’ fees) incurred by an Indemnified Party to enforce the terms this Section 9.6.

9.7 Sole Remedy.

(a) Subject to Section 10.9, from and after the Closing, this ARTICLE 9 sets forth the entire liability and obligation of the Indemnifying Party and the sole and exclusive remedy for the Indemnified Party for any Losses arising from or related in any way to this Agreement or the Transactions; provided, however, that nothing in this Section 9.6(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 1.3 or Section 10.9.

(b) Notwithstanding anything to the contrary in this Agreement, nothing in this ARTICLE 9 (including Section 9.4 and Section 9.6(a)) shall limit (i) the rights or remedies of any Person under this Agreement based upon or in connection with fraud or intentional misrepresentation, and (ii) either Party’s right to bring claims based on fraud or intentional misrepresentation with respect to this Agreement at any time following the Closing Date (which such right shall survive indefinitely or until the latest time permitted by applicable Law).

9.8 Indemnification Procedures.

(a) The Indemnified Party shall give the Indemnifying Party written notice (a “Claim Notice”) promptly, but in no event more than (i) 15 days after becoming aware of a claim for any Losses for which the Indemnified Party intends to seek indemnification under this ARTICLE 9 in the case of a Third-Party Claim and (ii) 15 days after the Indemnified Party determines that it intends to seek indemnification under this ARTICLE 9 in the case of a Direct Claim; provided that the failure to give a Claim Notice in the time period specified herein shall not relieve any Indemnifying Party of its obligations under this ARTICLE 9, except to the extent such Indemnifying Party shall have been actually and materially prejudiced by such failure. Each Claim Notice shall contain a description of the claim and the nature and amount of the related Losses (to the extent that the nature and amount of the Losses are known at such time) (an “Indemnity Claim”); provided, however, that information in such Claim Notice need only specify such information to the knowledge of the Indemnified Party as of the date of such Claim Notice and shall not limit or prejudice any of the rights or remedies of any Indemnified Party on the basis of any limitations on the information included in such Claim Notice. The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

(b) If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any Indemnity Claim, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to a court of competent jurisdiction as set forth in Section 10.8.

(c) Indemnity Claims for Losses specified in any Claim Notice to which an Indemnifying Party shall not object to in writing within 30 days of receipt of such Claim Notice, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.7(b), and claims for Losses the validity and amount of which have been the subject of a final judicial determination or shall have been settled with the consent of the Indemnifying Party are hereinafter referred to, collectively, as “Agreed Claims”. Within five Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two Business Days prior to such payment.

(d) All indemnification obligations in this Agreement are conditioned upon the Indemnified Party:

(i) delivering the Claim Notice and related documents under this Section 9.7;

(ii) allowing the Indemnifying Party to undertake, conduct and control, through reputable independent counsel of its own choosing, the defense, appeal or settlement of any Third-Party Claim that is reasonably likely to give rise to an indemnification claim under this ARTICLE 9; provided that the Indemnifying Party shall only be entitled to conduct and control such defense, appeal or settlement (i) if it acknowledges in writing to the Indemnified Party its irrevocable and unconditional obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third-Party Claim, subject to Section 9.4, and (ii) if (A) in the reasonable opinion of counsel for such Indemnified Party, there is no reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party and (B) the Indemnifying Party timely and diligently pursues such defense, appeal or settlement (it being understood that if either (A) or (B) fail to continue to be satisfied, the Indemnified Party shall be entitled to participate in such defense, appeal or settlement through counsel of its own choosing and the Indemnifying Party shall be liable for the fees and expenses of counsel (including advancement thereof) to the Indemnified Party); provided, however, that if the Indemnifying Party elects not to control the defense of such Third-Party Claim (including by failing to promptly notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 9.7(f)), the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the fees and expenses of counsel (including advancement thereof) to the Indemnified Party; provided, further, that an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed);

(iii) reasonably cooperating with the Indemnifying Party in the defense of any such claim or liability and any related settlement negotiations; and

(iv) not compromising or settling any claim or liability without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

9.9 Treatment of Indemnification Payments. Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Final Purchase Price for Tax purposes to the extent permitted by Law.

ARTICLE 10

MISCELLANEOUS

10.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Accrued Fee Amount” means, with respect to any Company Loan, the aggregate amount of accrued and unpaid fees in respect of such Company Loan on the Closing Date, as determined in accordance with the Contracts governing such Company Loan.

“Accrued Interest Amount” means, with respect to any Company Loan, the aggregate amount of accrued and unpaid interest in respect of such Company Loan on the Closing Date, as determined in accordance with the Contracts governing such Company Loan.

“Accrued Payables” means the sum of all accounts payable and other accrued expenses of the Company that are unpaid as of the Closing Date.

“Adjustment Factor” means, for each Company Loan, the number set forth next to such Company Loan under the heading “Adjustment Factor” on Exhibit A.

“Administrative Agent” shall have the meaning set forth in the definition of “Credit Agreement.”

“Affiliate” of a Person means (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of a 10% or greater equity or voting interest of such Person, (iii) any other Person for which a Person described in clause (ii) acts in any such capacity or (iv) an immediate family member of such Person.

“Affiliated Contract” shall have the meaning set forth in Section 2.14.

“Agreed Claims” shall have the meaning set forth in Section 9.7(c).

“Agreement” shall have the meaning set forth in the Preamble.

“Arbitrator” shall have the meaning set forth in Section 1.3(c).

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York, New York, London, England or Guernsey are required by law, executive order or governmental decree to be closed.

“Claim” means any actual or threatened claim, litigation, investigation, proceeding or action in any court or before any regulatory, administrative or other body whether arising before or after the date of this Agreement

“Claim Notice” shall have the meaning set forth in Section 9.7.

“Closing” shall have the meaning set forth in Section 1.2(a).

“Closing Date” shall have the meaning set forth in Section 1.2(a).

“Closing Date Statement” shall have the meaning set forth in Section 1.3(a).

“Closing Payment” means an amount equal to (a) the Purchase Price; minus (b) the Intercompany Note Repayment Amount; minus (c) the Transferred Loan Debt Repayment; minus (d) the Outstanding Debt Amount minus (e) the Seller Facility Transaction Fee Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Financial Statements” shall have the meaning set forth in Section 2.4(a).

“Company Loan” means each security, indebtedness and other financial instrument listed on Exhibit A.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, effect, event, change or occurrence (each, an “Effect”) which, individually or together with any other Effect, is, or would reasonably be expected to become materially adverse to the business, financial condition, assets or results of operations of the Company. “Company Material Adverse Effect” shall not include an effect or impact to the extent (and only to the extent) it results from (A) changes in Laws of general applicability or of specific applicability to companies in the same industry as the Company, (B) changes in GAAP, (C) changes in economic, political or other conditions generally affecting the U.S. or global economies or the credit, financial, securities or capital markets, (D) acts of God, or any outbreak or escalation of hostilities or war or any act of terrorism, (E) the announcement of or the taking of any action required by this Agreement, or (F) any failure by the Company to meet its internal or published projections of its revenues, earnings or other financial performance in and of itself (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); in the case of clauses (A) through (D), in each case that do not disproportionately affect the Company in relation to others which participate in the same business as the Company.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any agreement, contract, indenture, instrument, lease, license, obligation or undertaking, written or oral, to which any Person is a party or that is otherwise legally binding on any Person.

“Credit Agreement” means the Senior Secured Revolving Credit Agreement, dated as of September 18, 2014, among Seller Parent, the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and ING Capital LLC, as syndication agent, as amended by Amendment No. 1, dated as of April 1, 2015, and Amendment No. 2, dated as of May 29, 2015.

“Credit Agreement Amendment” means the amendment to the Credit Agreement to be entered into upon Closing substantially in the form attached hereto as Exhibit E.

“Deductible” shall have the meaning set forth in Section 9.4(a).

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order or Permit or (iii) any occurrence of any event that with or without the passage of time or the giving of notice or both would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate, revoke, suspend or cancel, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order or Permit.

“Direct Claim” means any Claim other than a Third-Party Claim.

“Disclosure Schedules” means the disclosures schedules attached hereto as Exhibit C and delivered by Seller to Purchaser in connection with this Agreement.

“Enforceability Exceptions” shall have the meaning set forth in Section 2.11(b).

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, purchase rights, subscription rights, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, membership interests or other equity securities of a Person or by which a Person is or may be bound to issue additional membership interests or other equity securities of such Person.

“Estimated Closing Payment” shall have the meaning set forth in Section 1.1(b).

“Estimated Purchase Price” shall have the meaning set forth in Section 1.1(b).

“Existing Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 1, 2016.

“Facility Transaction Fees” means the fees listed on Schedule 10.1 hereto payable to the payees set forth on such schedule.

“Final Closing Payment” shall have the meaning set forth in Section 1.3(a).

“Final Closing Payment Adjustment” means the difference between the Final Closing Payment and the Estimated Closing Payment.

“Final Outstanding Debt Amount” shall have the meaning set forth in Section 1.3(a).

“Final Purchase Price” shall have the meaning set forth in Section 1.3(a).

“Final Transferred Loan Debt Repayment” shall have the meaning set forth in Section 1.3(a).

“FIRPTA Certificate” shall have the meaning set forth in Section 6.3(d).

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Indebtedness” means, with respect to the Company, at the time of any determination, without duplication, all obligations, contingent or otherwise that, in accordance with GAAP, would be included on the balance sheet of the Company as indebtedness, but in any event including the outstanding principal amount of, all accrued and unpaid interest on and other payment obligations (including any premiums, termination fees, expenses, breakage costs or penalties due or payable in connection with this Agreement or the consummation of the transactions contemplated by this Agreement) in respect of (i) all indebtedness of the Company for borrowed money, which shall include borrowing agreements such as notes, bonds, indentures, mortgages, loans and lines of credit or similar instruments, (ii) the guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making or sale with recourse by a Person of the obligation of another Person, (iii) all obligations (including breakage costs) payable by the Company under interest rate or currency protection agreements, (iv) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company, (v) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which the Company is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), (vi) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds from any property or assets now or hereafter owned by the Company, (vii) all obligations under capital leases (as determined in accordance with GAAP) and (viii) any obligation of the type referred to in clauses (i) through (vii) of this definition of another Person, the payment of which the Company has guaranteed, or which is secured by any property or assets of such Person, or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as an obligor, guarantor or otherwise.

“Indemnified Parties” means a Person entitled to be indemnified for Losses pursuant to Section 9.2 or Section 9.3.

“Indemnifying Party” means a Person obligated to pay indemnification pursuant to Section 9.2 or Section 9.3.

“Indemnity Claim” shall have the meaning set forth in Section 9.7.

“Intercompany Note” means the Promissory Note in the principal amount of $2,049,040.50, dated as of September 17, 2014 payable by the Company to Resource TRS II, Inc.

“Intercompany Note Repayment Amount” means the amount of outstanding principal balance, plus accrued and unpaid interest on the Intercompany Note, as of the Closing Date.

“Knowledge” as used with respect to a Person means the actual knowledge of such Person as of the date of this Agreement. With respect to Seller, Knowledge means such actual knowledge of any one or more of Jeffrey Blomstrom, Jeffrey Brotman, David Bryant, Jonathan Cohen, Dave DeSantis and David Rous, provided that, with respect to Dave DeSantis and David Rous only, actual knowledge will include such information that a reasonably prudent credit manager should be aware of in the course of performing their duties.

“Law” means any code, law (including common law), ordinance, regulation, order, decision, policy, reporting or licensing requirement, rule or statute applicable to a Person or its assets, Liabilities or business, to the extent promulgated, interpreted or enforced by any Regulatory Authority, each as amended and now and hereafter in effect.

“Liability” means any direct or indirect, liability, Indebtedness, commitment, obligation, penalty, cost or expense, claim or deficiency of any type, whether accrued or fixed, absolute or contingent, known or unknown, liquidated or unliquidated, matured or unmatured, on or off-balance sheet, or otherwise, including those arising under any Contract, Litigation or Order.

“Lien” means any lien, pledge, hypothecation, ownership interest of others, charge, claim, mortgage, security interest, easement, title retention agreement, voting trust agreement, option, right of first refusal, survey defect, imperfection of title or other encumbrance or restriction of any kind, including restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, grievance, criminal prosecution, governmental or other examination, investigation or information request, audit (other than regular audits of financial statements by outside auditors), inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with applicable Law, its actions, its assets (including Contracts related to it) or the transactions contemplated by this Agreement.

“Losses” means any and all demands, claims, actions or causes of action, assessments, awards, losses, damages, Liabilities, costs and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Master Participation and Assignment Agreement” means the Master Participation and Assignment Agreement to be entered into on the Closing Date between the Purchaser and Seller substantially the form attached hereto as Exhibit D.

“Material Contract” shall have the meaning set forth in Section 2.11(a).

“Membership Interests” shall have the meaning set forth in the Recitals.

“Northport Capital” means Northport Capital, LLC.

“Notice of Disagreement” shall have the meaning set forth in Section 1.3(b).

“Order” means any administrative or judicial decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign Regulatory Authority.

“Ordinary Course of Business” or any similar phrase means the usual, regular and ordinary course of the business of the Company, consistent with the past customs and practice of the Company.

“Outstanding Debt Amount” means the aggregate amount of outstanding principal balance, plus accrued and unpaid interest under the Credit Agreement, after giving effect to the payment of the Transferred Loan Debt Repayment under Section 1.3(c)(iii), net of any cash or cash equivalents of the Company, in each case, as of the Closing Date.

“Participation Loan” shall have the meaning set forth in Section 6.9.

“Parties” means Purchaser and Seller.

“Permits” shall have the meaning set forth in Section 2.8.

“Permitted Liens” means (i) Liens for current Taxes not yet due and payable or being contested in good faith and for which reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company Financial Statements, (iii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, builders’, contractors’ and similar Liens, incurred in the Ordinary Course of Business which are not delinquent or which are being contested in good faith and for which reserves have been established in accordance with GAAP, (iv) Liens arising in connection with Indebtedness to be released on or prior to the Closing and (v) Liens arising in connection with the Credit Agreement.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Pre-Closing Tax Period” means any taxable period that ends on or before the end of the day on the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending on and including the Closing Date.

“Purchase Price” means an amount equal to the sum of (a) the aggregate for all Company Loans of an amount for each Company Loan equal to (i) the applicable Signing UPB minus the applicable Repaid Principal Amount, multiplied by (ii) the applicable UPB Factor multiplied by (iii) the applicable Adjustment Factor; plus (b) the aggregate Accrued Interest Amount for all Company Loans; plus (c) the aggregate Accrued Fee Amount for all Company Loans minus (b) Accrued Payables.

“Purchase Price Allocation” shall have the meaning set forth in Section 6.3(h).

“Purchased Membership Interests” shall have the meaning set forth in the Recitals.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Attorney” shall have the meaning set forth in the Section 6.10.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority; No Breach By Agreement) and Section 4.5 (Brokers and Finders).

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Purchaser Parent” shall have the meaning set forth in the Preamble.

“RAI” means Resource America, Inc.

“Referee” shall have the meaning set forth in Section 6.3(h).

“Regulatory Authority” means any federal, state, county, local or other governmental or regulatory court, agency, authority (including taxing and self-regulatory authorities), instrumentality, commission, board or body having jurisdiction over the Parties, their respective Subsidiaries or each of their businesses or assets.

“Released Matters” shall have the meaning set forth in Section 6.6.

“Released Party” shall have the meaning set forth in Section 6.6.

“Repaid Principal Amount” means, with respect to each Company Loan, the aggregate principal amount of such Company Loan that has been repaid or prepaid, as applicable, to the Company (in its capacity as lender or security holder) by the applicable borrower or security issuer thereunder following the date hereof and on or prior to the Closing Date.

“Representatives” of a Person means its directors, officers, managers or employees or any investment banker, financial advisor, attorney, accountant or other representative.

“Resource Capital” means Resource Capital Corp.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Facility Transaction Fee Amount” means an amount of the Facility Transaction Fees allocated to Seller on Schedule 10.1 hereto.

“Seller Fundamental Representations” means the representations and warranties contained in Section 2.1 (Organization, Standing and Power), Section 2.2 (Membership Interests; No Subsidiaries), Section 2.16 (Brokers and Finders; Transaction Fees), Section 3.1 (Organization, Standing and Power), Section 3.2 (Authority; No Breach), Section 3.3 (Membership Interests) and Section 3.6 (Brokers and Finders)

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.3.

“Seller Parent” shall have the meaning set forth in the Preamble.

“Signing UPB” means, for each Company Loan, the unpaid principal balance of such Company Loan owing to the Company (in its capacity as lender or security holder) set forth next to such Company Loan on Exhibit A.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiaries” means, as of any date, all those corporations, associations, or other business entities of which the entity in question (i) owns or controls more than 50% of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which more than 20% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Survival Date” shall have the meaning set forth in Section 9.1.

“Tax” or “Taxes” means (i) any and all U.S. federal, state, local and non-U.S. taxes of any kind whatsoever, including but not limited to taxes imposed on or with respect to income, profits, capital gains, goods and services, branch, payroll, unemployment, customs duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, escheat, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, mortgage recording fees, personal property (tangible and intangible), stamp, transfer, conveyance, severance, production, excise, withholdings, levies, imposts, license, registration and other taxes (including any fines, penalties and additions thereto) and (ii) any liability of any Person for any amount described in clause (i) imposed on the Company under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign Law), as a transferee or successor, or by contract, or otherwise.

“Tax Return” means any return, information return, statement, report, form or filing, including in each case any amendments, schedules or attachments thereto, filed or required to be filed with any Regulatory Authority with respect to Taxes.

“Third-Party Claim” means any Claim made or brought by any Person (other than a Purchaser Indemnified Party or a Seller Indemnified Party in connection with this Agreement) against such Indemnified Party.

“Total Equity” means total assets minus total liabilities as such amounts have been determined in accordance with GAAP.

“Transaction Fees” means all unpaid fees, expenses and other similar amounts that have been incurred on or prior to the Closing on behalf of Seller Parent, Seller or the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including (i) the fees and disbursements of, or other similar amounts charged by, counsel to Seller Parent, Seller or the Company and (ii) the fees and expenses of, or other similar amounts charged by, any accountants, financial advisors, consultants and experts employed by Seller Parent, Seller or the Company, in each case, that have not been paid as of the Closing Date and that will become the liability of the Company. For the avoidance of doubt none of the Facility Transaction Fees shall be deemed to be Transaction Fees hereunder.

“Transactions” shall have the meaning set forth in the Recitals.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, and other similar taxes and fees (including any penalties and interest).

“Transferred Loan Debt Repayment” means the amount, if any, of outstanding Indebtedness under the Credit Agreement required to be repaid in connection with the participation or assignment of the Transferring Loans to a Seller or an Affiliate of a Seller as set forth in the Master Participation and Assignment Agreement.

“Transferring Loans” means each security, indebtedness and other financial instrument listed on Exhibit B.

“Underlying Issuer” means a company or entity that is the obligor with respect to, or issuer (or similar) of, a Company Loan.

“UPB Factor” means, for each Company Loan, the number set forth next to such Company Loan under the heading “UPB Factor” on Exhibit A.

(b) In this Agreement, unless otherwise specified or where the context otherwise requires, (i) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion of the scope of any term or provision of this Agreement, (ii) words importing the singular only shall include the plural and vice versa, (iii) words importing any gender shall include other genders, (iv) the words “include”, “includes” or “including” shall be deemed followed by the words “without limitation”, (v) the words “hereof”, “herein” and “herewith” and words of similar import, shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (vi) wherever used, the word “or” is used in the inclusive sense (and/or), (vii) references to “Articles”, “Sections”, and “Exhibits” shall be to Articles, Sections and Exhibits of or to this Agreement, (viii) references to any Person include the successors and permitted assigns of such Person and (ix) to the extent that the date of delivery hereunder is a day that is not a Business Day, then the date of delivery shall be extended to the next Business Day. All references in this Agreement to a particular time shall mean such time in Eastern Daylight Time or Eastern Standard Time (as applicable on the relevant date). All cash payments made pursuant to this Agreement shall be made in United States Dollars.

10.2 Disclosure Schedules.

(a) The representations and warranties contained in ARTICLE 2 and ARTICLE 3 are qualified by reference to the Disclosure Schedules. The Disclosure Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent expressly provided in this Agreement. The Disclosure Schedules may include items or information which Seller is not required to disclose under this Agreement. Inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to Seller or the Company. In such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in the Disclosure Schedules shall not imply that any other undisclosed matter having a greater value or other significance is material.

(b) Every matter, document or item referred to, set forth or described in one part of the Disclosure Schedules shall be deemed to be disclosed under each and every part, category or heading of that part of the Disclosure Schedules and all other parts therein, and shall be deemed to qualify the representations and warranties of Seller in this Agreement, to the extent such matter, document or item may apply if (i) a cross reference to such other part of the Disclosure Schedules is made or (ii) it is readily apparent on its face, without independent knowledge on the part of the reader, that the disclosed matter, document or item is responsive to one or more other representations or warranties or the matters covered thereby based solely on the information set forth therein.

(c) Headings have been inserted in parts and sections of the Disclosure Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Schedules.

10.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Disclosure Schedules and other documents, exhibits and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in ARTICLE 9.

10.4 Amendments. To the extent permitted by Law, this Agreement may be not be amended, modified or supplemented except by a subsequent writing signed by each of the Parties.

10.5 Waivers.

(a) Purchaser shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance, performance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions to the obligations of Purchaser under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.

(b) Seller shall have the right to waive any Default in the performance of any term of this Agreement by Purchaser, to waive or extend the time for the compliance, performance or fulfillment by Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions to the obligations of Seller, as applicable, under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.6 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any purported assignment or delegation in contravention of this Section 10.6 shall be null and void and of no force and effect; provided, however, that Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates without the prior written consent of the other Parties. Except to the extent provided in ARTICLE 9 and subject to the preceding sentence, this Agreement will be binding upon, inure solely to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.7 Notices. All notices or other communications which are required or permitted hereunder (a) shall be in writing and sufficient if (i) delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder) or (ii) delivered by email to the email address set forth below (or at such other email address as may be provided hereunder, but which shall not constitute notice) and (b) shall be deemed to have been delivered (i) on the date of delivery if delivered personally, or by facsimile or email, upon the Business Day of successful transmission if sent during normal business hours or otherwise on the following Business Day, (ii) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid:

Purchaser:

Coller Partners 708 LP Incorporated

PO Box 255

Trafalgar Court

Les Banques

St. Peter Port

Guernsey

The Channel Islands GY1 3QL

Facsimile Number: (212) 644-9133

Attention: Legal Department

Email: legal-notices@collercapital.com

Copy to Counsel:	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Facsimile Number: (212) 225-3999 Attention: Michael A. Gerstenzang Email: mgerstenzang@cgsh.com

Seller:	New NP, LLC c/o Resource Capital Corporation c/o Resource America, Inc. 712 Fifth Avenue, 12th Floor New York, NY 10019 Attention: Jeffrey Blomstrom Email: Jeffrey Blomstrom

Copy to Counsel:	Covington & Burling LLP 620 Eighth Avenue New York, NY 10018 Facsimile Number: 646.441.9039 Attention: Stephen A. Infante Email: sinfante@cov.com

10.8 Governing Law; Jurisdiction and Venue; Waiver of Trial by Jury.

(a) Governing Law; Jurisdiction and Venue. Each of the Parties agrees that this Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be governed by and construed in all respects in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the Parties expressly agrees and acknowledges that the State of New York has a reasonable relationship to the Parties or this Agreement. As to any dispute, claim or litigation arising out of or relating in any way to this Agreement or the transactions contemplated hereby, each of the Parties agrees and consents to be subject to the exclusive jurisdiction of the state and federal courts located in the State of New York. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (ii) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum and (iii) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

(b) WAIVER OF TRIAL BY JURY. AFTER CONSULTATION WITH COUNSEL, EACH OF THE PARTIES HEREBY AGREES THAT IT WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

10.9 Remedies; Specific Performance.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b) Each of the Parties acknowledges and agrees that any Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity, such Party will also be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(c) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.10 Counterparts. This Agreement may be executed in two or more counterparts, including by way of electronic transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

10.11 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. Each of the Parties acknowledges and agrees that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties hereto.

10.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by a duly authorized officer as of the date first above written.

CVC CREDIT PARTNERS U.S. LENDING I, L.P.,

By	/s/ Thomas L. Newberry
Name: Thomas L. Newberry
Title: Authorised signatory

COLLER INTERNATIONAL PARTNERS VII, L.P., SOLELY WITH RESPECT TO SECTION 6.7

By	/s/ Paul McDonald
Name: Paul McDonald
Title: Director

COLLER INTERNATIONAL PARTNERS VII PARALLEL FUND, L.P., SOLELY WITH RESPECT TO SECTION 6.7

By	/s/ Paul McDonald
Name: Paul McDonald
Title: Director

COLLER INTERNATIONAL PARTNERS VII LUXEMBOURG, SLP, SOLELY WITH RESPECT TO SECTION 6.7

By	/s/ Daniel Kranz
Name: Daniel Kranz
Title: Manager

[Signature Page - Membership Interest Purchase Agreement]

NEW NP, LLC,

By	/s/ Jeffrey Blomstrom
Name: Jeffrey Blomstrom
Title: Managing Board Member

RESOURCE CAPITAL CORP., SOLELY WITH RESPECT TO SECTION 6.8

By	/s/ Jeffrey Blomstrom
Name: Jeffrey Blomstrom
Title: Senior Vice President

[Signature Page - Membership Interest Purchase Agreement]